Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES THIRD QUARTER OPERATING RESULTS

LENEXA, Kansas (November 11, 2015) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the third quarter and first nine months of 2015. An investor conference call is scheduled for 11:15 a.m. EST tomorrow, November 12, 2015 (see details below) to discuss such operating results and other topics of interest.

Third Quarter Highlights and Subsequent Events

●	Total revenue increased 9% to approximately $5.1 million in the third quarter of 2015, compared with approximately $4.7 million in the quarter ended September 30, 2014.

●	The Company shipped seven orders in excess of $100,000 each during the most recent quarter, for a total of $1.3 million, compared with two individual orders exceeding $100,000 each in the year-earlier quarter. The Company’s average order size increased to approximately $3,185 for in the third quarter of 2015, from $2,760 in the prior-year quarter.

●	International revenue decreased to $3,151 (less than 1% of total revenue) during the most recent quarter, a level that was disappointing and below expectations. The recent strength of the US dollar versus foreign currencies, and specifically versus the Mexican peso has been a significant issue for international revenues.

●	Gross profit margin approximated 40.0% of total revenue in the third quarter of 2015, compared with 52.8% in the prior-year quarter. The reduction in gross profit margin relative to the prior-year quarter was primarily due to management’s decision to upgrade the connectors contained in the camera cable assembly to address functionality and reliability concerns on the FirstVU HD product, partially offset by a 9% increase in revenue relative to the third quarter of 2014. The Company also increased its inventory reserve in the most recent quarter due to higher levels of older versions of certain products held by customers that were advance cross shipped. Management believes the FirstVU HD connector upgrade, which was implemented to all deployed units, will resolve a cable assembly issue and that gross margins should return to more normal levels in future quarters. The Company’s long-term goal is to maintain gross margins of 60% or greater, as a percentage of revenue.

●	Selling, general and administrative (“SG&A”) expenses increased 19% from year-earlier levels.

●	The Company’s operating loss increased 106% to ($2,140,785) for the quarter ended September 30, 2015, compared with an operating loss of ($1,040,559) for the quarter ended September 30, 2014.

●	A net loss of ($2,141,163), or ($0.45) per share, was recorded in the third quarter of 2015, compared with a net loss of ($6,402,558), or ($2.32) per share, in the corresponding period of the previous year.

●	On a non-GAAP basis, the Company recorded an adjusted net loss of ($1,517,619), or ($0.32) per share, in the most recent quarter, compared with a non-GAAP adjusted net loss of ($643,326), or ($0.23) per share, in the three months ended September 30, 2014.

●	On July 22, 2015, Digital Ally announced the closing of a $12.0 million equity raise (common stock and common stock purchase warrants) with two investors in an at-the-market registered direct offering and a concurrent private placement of two series of common stock purchase warrants.

●	In July 2015, Digital Ally announced that the U.S. Patent and Trademark Office (“USPTO”) issued a Final Decision invalidating the majority of claims asserted in the “Boykin Patent”, which is owned by Utility Associates (“Utility”). Digital Ally believes the action taken by the USPTO represents a major legal victory for it and its customers and employees, and exposes Utility’s motives and methods in attacking Digital Ally, its products and customers. The Company will continue to aggressively pursue its lawsuit in the Federal District Court of Kansas against Utility and recovery of damages caused by Utility.

●	In September 2015, Digital Ally announced the re-launch of its Laser Ally laser detection and ranging (“LIDAR”) speed detection product line, a hand-held mobile speed detection and measurement device that uses patented laser-based technology that relies upon light beams rather than sound waves to measure the speed of vehicles.

Management Comments

“Although third quarter revenues were higher than in the prior-year period, we believe recent challenges by a competitor to our VULink patent (specifically the automatic triggers covered by the patent) caused confusion and concern within our marketplace, our customer base and among potential customers,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “These events resulted in delays among customers and potential customers who were considering the purchase of our product, thereby reducing sales that otherwise would have occurred in the third quarter of 2015.”

“We continue to believe that material aspects of the technology disclosed in the VULink patent will ultimately be found patentable and that new patents may be issued covering other aspects of our VULink product. We expect our revenues to continue to be negatively impacted until such time as the reexamination process is completed and the final results become known.”

“We have noted a trend in many current bids in which the prospective customers have been requesting information and/or quotes regarding ‘automatic triggers’ that we believe rely upon technology covered by our VULink patent. This demonstrates the popularity of this technology, which may become a ’standard feature’ for agencies considering body-worn cameras and in-car video systems in the future. Many of our competitors are announcing the release of products that include the ‘automatic trigger’ technology, which we believe is covered by our VULink patent, in order to capitalize on this trend. Therefore, we believe that the results of the current reexamination of the VULink patent and potential allowance of related patents may dictate the competitive landscape of the body-worn camera and in-car video system segments of the entire law enforcement market.”

“We also believe that our decline in revenues in the third quarter 2015 compared with the second quarter 2015 was attributable to a competitor stating in one of its press releases that all the claims in one of our patents were determined to be unpatentable,” continued Ross. “We consider this press release to be misleading and incorrect, causing confusion and concern in our marketplace, customer base and among potential customers. Our competitor commenced an action in the United States Patent & Trademark Office (“USPTO”) for a reexamination of our U.S. Patent No. 8,781,292 (the ’292 Patent’). A reexamination is essentially a request that the Patent Office review whether the patent should have issued in its present form in view of ‘prior art,’ (e.g., other patents in the same technology field). The ’292 Patent relates to the ‘automatic trigger” that allows our body cameras and our in-car systems to automatically begin recording without the need for law enforcement officers to manually turn them on. The automatic trigger covered by our ’292 Patent is incorporated into our VuLink product. Such product has been popular, and consequently the confusion and misinformation caused by our competitor has impacted sales of our VuLink product and body-worn and in-car systems. The reexamination is currently in process. We believe that material aspects of the technology disclosed in the ’292 Patent will ultimately be found patentable, although we can offer no assurances in this regard. We expect that our revenues will continue to be negatively impacted until such time as the reexamination process is completed and the final results become known.”

“Our commercial fleet revenues have more than doubled during 2015 compared with prior-year levels, thereby continuing the trend that began when we introduced the FleetVU driver management, monitoring and training web-based system. We believe this trend will continue and possibly accelerate in future quarters as existing and potential customers understand the outstanding features of our event recorder coupled with FleetVU and asset tracking/telematics solutions.”

“Our gross margin percentage decreased to 40.0% of revenue in the third quarter of 2015, from 54.9% in the second quarter 2015. This gross margin decline was primarily attributable to the camera cable connector upgrade to our FirstVU HD implemented in the third quarter of 2015 to improve the functionality and reliability of our body-worn cameras. The upgrade caused us to rework our entire installed base of FirstVU HD’s numbering well over 10,000 systems and to scrap a portion of the original cable assembly. This upgrade contributed to total scrap costs approximating $850,000 that affected our third quarter 2015 gross margins. We believe that the FirstVU HD connector upgrade will reduce future warranty and non-warranty repairs and that gross margins should return to more normal levels in future quarters.”

“We do not expect that our total 2015 revenues will reach our original goal of $25 million due to weakness in our international revenues and the current and anticipated adverse impact on our law enforcement revenues resulting from the reexamination of the ‘292 Patent by the USPTO. Revenues from international customers were substantially less than expected, with revenues of only $114,413 for the nine months ended September 30, 2015. The strong dollar has the negative affect of creating extremely unfavorable changes in foreign exchange rates and has adversely impacted our international sales, particularly in Mexico, which has been our largest international customer in recent years. Our distributor in Mexico has delayed purchases under a refurbishment program that it previously announced primarily due to changes in the currency exchange rates during 2015,” concluded Ross

Third Quarter Operating Results

For the three months ended September 30, 2015, the Company’s total revenue increased 9% to approximately $5.1 million, compared with revenue of approximately $4.7 million in the three months ended September 30, 2014. The Company attributed the revenue increase to the increased attention to the benefits of video evidence caused by civil unrest in Ferguson, Missouri and other cities in the United States. Digital Ally and its customers have launched a large number of test, evaluation and pilot programs since the events in Missouri, and the Company is hopeful that these programs will culminate in sales as potential customers evaluate Digital Ally’s body-worn and in-car video camera solutions.

Gross profit decreased 17% to $2,039,774 (40.0% of revenue) in the most recent quarter, versus $2,461,933 (52.8% of revenue). The Company’s goal remains to improve gross margins to 60% of revenue over the longer term based on the expected margins of its newer products, in particular the DVM-800 and FirstVU HD, if they continue to gain traction in the marketplace, and expanding sales of commercial products. In addition, as revenue from these products increases, the Company will seek to improve gross margins further through economies of scale and more efficient utilization of fixed manufacturing overhead components. Management plans to continue the Company’s initiative on more efficient management of its supply chain through outsourcing production, quantity purchases and more effective purchasing practices.

Selling, General and Administrative (“SG&A”) expenses increased 19% to $4,180,559 in the third quarter of 2015, compared with $3,502,492 in the three months ended September 30, 2014. Research and development costs rose 10% to $720,640 (vs. $654,142 in a year earlier). Selling, advertising and promotional expense rose 41% to $1,175,498, compared with $836,471 a year earlier. Stock-based compensation expense increased 82% to $479,084 (vs. $262,598), primarily due to the amortization of restricted stock granted to officers and other employees in February 2015. Professional fees and related expenses declined 52% to $259,512 in the third quarter of 2015, primarily due to a reduction in litigation expenses related to the DragonEye and Gans matters, which were settled in 2015. Executive, support and administrative staff payroll expenses increased 47% to $830,379, compared with $563,189 a year earlier, due primarily to the hiring of additional technical support staff to handle field inquiries and installation matters because the Company’s installed customer base has expanded and additional technical support and marketing has been required for new products. Other SG&A expenses rose 10% to $715,446 in the three months ended September 30, 2015 (versus $647,599 in the prior-year period), primarily due to increased consulting, contract labor and travel expenses.

In accordance with the reasons stated above, the Company reported an operating loss of ($2,140,785) for the third quarter of 2015, compared with an operating loss of ($1,040,559) in the year-earlier quarter.

Interest income increased to $4,430 in the quarter ended September 30, 2015, versus $2,388 a year earlier. Interest expense totaled $74,958 in the most recent quarter of 2015, compared with $118,468 in the prior-year quarter. The Company amortized $60,224 and $33,112 representing the discount associated with the $2.5 million subordinated note during the three months ended September 30, 2015 and 2014, respectively. The total remaining unamortized discount was $0 and $88,299 at September 30, 2015 and 2014, respectively.

Non-cash income of $89,645 was recorded in the third quarter of 2015 as a result of changes in warrant derivative values. A warrant derivative loss of approximately $4.4 million was recorded in the prior-year period.

The Company reported a 2015 third quarter net loss of ($2,141,163), or ($0.45) per share, compared with a prior-year net loss of ($6,402,558), or ($2.32) per share. No income tax provision or benefit was recorded in the third quarters of either 2015 or 2014. The weighted average number of shares outstanding totaled 4,799,126 in the most recent quarter versus 2,763,726 in the year-earlier quarter.

The Company expects to continue to maintain a full valuation allowance on its deferred tax assets, including net operating loss carry forwards, until it determines that it can sustain a level of profitability that demonstrates its ability to realize such assets.

On a non-GAAP basis, the Company reported an adjusted net loss (before, depreciation, amortization, net interest expense, changes in derivative liabilities, changes in fair value of secured convertible notes payable, Senior Secured Convertible Note issuance expenses, and stock-based compensation), of ($1,517,619), or ($0.32) per share, for the quarter ended September 30, 2015, versus a non-GAAP adjusted net loss of ($643,326), or ($0.23) per share, in the third quarter of 2014. (Non-GAAP adjusted net income/loss is described in greater detail in a table at the end of this press release).

Nine-Month Operating Results

For the nine months ended September 30, 2015, the Company’s total revenue increased 25% to approximately $15.0 million, compared with revenue of approximately $12.0 million in the first nine months of 2014.

Digital Ally shipped 17 orders in excess of $100,000 each during the first nine months of 2015, which generated combined revenue of approximately $3.0 million. During the prior-year period, the Company shipped four orders valued individually at greater than $100,000, for a total of approximately $1.8 million in revenue.

International revenue totaled $114,413 during the first nine months of 2015, versus $237,481 in the corresponding period of the previous year.

Gross profit increased slightly to $6,785,708 (45.3% of revenue) in the nine months ended September 30, 2015, versus $6,711,261 (55.8% of revenue) in the prior-year period.

Selling, General and Administrative (“SG&A”) expenses increased 26% to $11,706,650 in the first nine months of 2015, compared with $9,263,622 in the year-earlier period. Increases were posted in all components of SG&A expenses compared with the prior-year period.

The Company reported an operating loss of ($4,920,942) for the nine months ended September 30, 2015, compared with an operating loss of ($2,552,361) in the year-earlier period.

Interest income was relatively unchanged at $12,573 for the nine months ended September 30, 2015, versus $12,412 a year earlier. Interest expense declined to $280,972 in the first nine months of 2015, compared with $342,721 in the prior-year period, due to the conversion of the Company’s Senior Secured Convertible Notes into equity.

Non-cash income of $371,428 was recorded in the first nine months of 2015 as a result of changes in warrant derivative values. A warrant derivative loss of ($4,343,234) was recorded in the prior-year period.

Because the Company elected to account for and record its $4.0 Senior Secured Convertible Note on a fair value basis, when the holder of such note exercised its right to convert the remaining principal balance of the note and accrued interest into shares of common stock, a non-cash, non-recurring charge of $4,434,383 was incurred during the first quarter of 2015. This reflected the increase in the Company’s stock price over the conversion rate as of the conversion dates. The non-cash charge for the change in fair value of the secured convertible note was $466,838 for the nine months ended September 30, 2014.

Senior Secured Convertible Note issuance expenses totaled $93,845 in the nine months ended September 30, 2015, compared with $565,951 a year earlier. “Other income” of $1,878 in the first nine months of 2015 compared with “other expense” of $3,453 in the prior-year period.

The Company reported a net loss of ($9,344,263), or ($2.29) per share, in the first nine months of 2015, compared with a prior-year net loss of ($8,262,146), or ($3.38) per share. No income tax provision or benefit was recorded in the first nine months of either 2015 or 2014. The weighted average number of shares outstanding totaled 4,076,493 in the nine months ended September 30, 2015, versus 2,445,922 in the year-earlier period.

On a non-GAAP basis, the Company reported an adjusted net loss (before, depreciation, amortization, net interest expense, changes in derivative liabilities, changes in fair value of secured convertible notes payable, Senior Secured Convertible Note issuance expenses, and stock-based compensation), of ($3,368,794), or ($0.83) per share, for the nine months ended September 30, 2015, versus a non-GAAP adjusted net loss of ($1,599,996), or ($0.65) per share, in the first nine months of 2014. (Non-GAAP adjusted net income/loss is described in greater detail in a table at the end of this press release).

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income (loss). Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash and/or non-recurring expenses/income including: (1) depreciation and amortization expense, (2) net interest expense, (3) share-based compensation expense, (4) losses on the conversion of secured convertible notes payable into common stock, (5) convertible notes payable issuance expenses, (6) and income or losses resulting from changes in warrant derivative valuations.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Standard Time (EST) tomorrow, Thursday, November 12, 2015, to discuss its operating results for the third quarter and first nine months of 2015, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and asking to be connected to the “Digital Ally Conference Call” a few minutes before 11:15 a.m. Eastern Standard Time on Thursday, November 12, 2015.

A replay of the conference call will be available one hour after the completion of the call, from November 12, 2015 until 9:00 a.m. on January 11, 2016, by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10075832.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. For additional information, visit www.digitalallyinc.com.

The Company is headquartered in Lenexa, Kansas, and its shares are traded on The NASDAQ Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results during the balance of 2015; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins to targeted levels during the balance of 2015; whether the sales of its law enforcement and commercial products will accelerate during the balance of 2015; whether the outstanding common stock purchase warrants will be exercised for cash; whether material aspects of the technology disclosed in the VULink patent will ultimately be found patentable; whether new patents may be issued covering other aspects of the VULink product; the outcome of the USPTO re-examination of the ‘292 Patent; the Company’s ability to deliver its new product offerings, including the FirstVU HD and DVM-800, as scheduled, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether there will be a commercial market, domestically and internationally, for one or more of its new products, including the VuVault.net, VuLink and MicroVU HD; whether the interest shown in the Company’s newer products will translate into sales of such products; whether the FirstVU HD and DVM-800 will continue to generate an increasing portion of its total sales and whether the civil unrest in several U.S. cities will translate into growth in demand for such products; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the US Patent Office will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; whether the Company will achieve positive outcomes in its litigation with various parties, including Utility Associates; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2014 and quarterly report on Form 10-Q for the three and nine months ended September 30, 2015, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2015 AND DECEMBER 31, 2014

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,812,761	$3,049,716
Restricted cash	—	1,500,000
Accounts receivable-trade, less allowance for doubtful accounts of $74,997 – 2015 and $65,977 – 2014	3,180,886	3,043,899
Accounts receivable-other	128,588	139,204
Inventories, net	12,635,401	9,243,455
Prepaid expenses	548,447	372,326

Total current assets	24,306,083	17,348,600

Furniture, fixtures and equipment	1,867,314	4,228,139
Less accumulated depreciation and amortization	856,718	3,182,473

	1,010,596	1,045,666

Intangible assets, net	369,843	245,684
Other assets	332,491	234,342

Total assets	$26,019,013	$18,874,292

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,808,109	$2,410,876
Accrued expenses	1,209,671	1,142,973
Senior secured convertible note payable-current	—	2,019,720
Subordinated note payable-short-term, net of discount of $0 – 2015 and $55,187 – 2014	—	2,444,813
Derivative liabilities	66,631	2,186,214
Capital lease obligation-current	36,607	61,140
Deferred revenue-current	451,050	138,052
Income taxes payable	7,957	7,954
Customer deposits	—	1,878

Total current liabilities	3,580,025	10,413,620

Long-term liabilities:
Secured convertible note payable- less current portion, at fair value	—	1,253,711
Capital lease obligations-less current portion	49,195	3,849
Deferred revenue- less current portion	1,486,172	939,100

Total long term liabilities	1,535,367	2,196,660

Commitments and contingencies

Stockholder’s equity:
Common stock, $0.001 par value; 25,000,000 shares authorized; shares issued: 5,055,999– 2015 and 3,092,497–2014	5,056	3,092
Additional paid in capital	57,308,816	33,326,908
Treasury stock, at cost (shares: 63,518 – 2015 and 63,518 - 2014)	(2,157,226)	(2,157,226)
Accumulated deficit	(34,253,025)	(24,908,762)

Total stockholders’ equity	20,903,621	6,264,012

Total liabilities and stockholders’ equity	$26,019,013	$18,874,292

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON

FORM 10-Q FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2015 AND 2014

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Product revenue	$4,914,411	$4,563,084	$14,471,609	$11,682,138
Other revenue	181,677	103,629	507,480	342,670

Total revenue	5,096,088	4,666,713	14,979,089	12,024,808
Cost of revenue	3,056,314	2,204,780	8,193,381	5,313,547

Gross profit	2,039,774	2,461,933	6,785,708	6,711,261
Selling, general and administrative expenses:
Research and development expense	720,640	654,142	2,247,863	2,204,492
Selling, advertising and promotional expense	1,175,498	836,471	2,951,791	2,107,692
Stock-based compensation expense	479,084	262,598	1,077,485	576,864
General and administrative expense	1,805,337	1,749,281	5,429,511	4,374,574

Total selling, general and administrative expenses	4,180,559	3,502,492	11,706,650	9,263,622

Operating loss	(2,140,785)	(1,040,559)	(4,920,942)	(2,552,361)

Interest income	4,430	2,388	12,573	12,412
Change in warrant derivative liabilities	89,645	(4,440,376)	371,428	(4,343,234)
Change in fair value of secured convertible notes payable	—	(464,030)	(4,434,383)	(466,838)
Senior secured convertible note payable issuance expenses	(19,495)	(341,513)	(93,845)	(565,951)
Other income (expense)	—	—	1,878	(3,453)
Interest expense	(74,958)	(118,468)	(280,972)	(342,721)

Loss before income tax (benefit)	(2,141,163)	(6,402,558)	(9,344,263)	(8,262,146)
Income tax (benefit)	—	—	—	—

Net loss	$(2,141,163)	$(6,402,558)	$(9,344,263)	$(8,262,146)

Net loss per share information:
Basic	$(0.45)	$(2.32)	$(2.29)	$(3.38)
Diluted	$(0.45)	$(2.32)	$(2.29)	$(3.38)

Weighted average shares outstanding:
Basic	4,799,126	2,763,726	4,076,493	2,445,922
Diluted	4,799,126	2,763,726	4,076,493	2,445,922

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON

FORM 10-Q FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 FILED WITH THE SEC)

DIGITAL ALLY, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET LOSS

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2015 AND 2014

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net loss	$(2,141,163)	$(6,402,558)	$(9,344,263)	$(8,262,146)
Non-GAAP adjustments:
Stock-based compensation	479,084	262,598	1,077,485	576,864
Depreciation and amortization	144,082	134,635	472,785	378,954
Change in fair value of secured convertible notes payable	—	464,030	4,434,383	466,838
Senior secured convertible note payable issuance expenses	19,495	341,513	93,845	565,951
Change in warrant derivative liabilities	(89,645)	4,440,376	(371,428)	4,343,234
Net interest expense	70,528	116,080	268,399	330,309

Total Non-GAAP adjustments	623,544	5,759,232	5,975,469	6,662,150

Non-GAAP adjusted net loss	$(1,517,619)	$(643,326)	$(3,368,794)	$(1,599,996)

Non-GAAP adjusted net loss per share information:
Basic	$(0.32)	$(0.23)	$(0.83)	$(0.65)
Diluted	$(0.32)	$(0.23)	$(0.83)	$(0.65)

GAAP basis net loss per share information:
Basic	$(0.45)	$(2.32)	$(2.29)	$(3.38)
Diluted	$(0.45)	$(2.32)	$(2.29)	$(3.38)

Weighted average shares outstanding:
Basic	4,799,126	2,763,726	4,076,493	2,445,922
Diluted	4,799,126	2,763,726	4,076,493	2,445,922

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON

FORM 10-Q FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash Flows From Operating Activities:
Net loss	$(9,344,263)	$(8,262,146)
Adjustments to reconcile net loss to net cash flows (used in) operating activities:
Depreciation and amortization	472,785	378,954
Secured convertible note payable expenses	93,845	565,952
Stock-based compensation	1,077,485	576,864
Change in derivative liabilities	(371,428)	4,343,234
Change in fair value of secured convertible note payable	4,434,383	466,838
Interest expense related to stock conversion and note extension	93,244	—
Provision for inventory obsolescence	411,357	351,460
Provision for doubtful accounts receivable	9,020	4,341

Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	(146,007)	(1,377,559)
Accounts receivable - other	10,616	20,255
Inventories	(3,803,303)	(486,894)
Prepaid expenses	(193,667)	(132,734)
Other assets	(98,149)	1,507
Increase(decrease) in:
Accounts payable	(602,767)	(113,392)
Accrued expenses	66,698	(238,549)
Income taxes payable	3	(346)
Litigation accrual	—	(530,000)
Deposits	(1,878)	—
Deferred revenue	860,070	731,405

Net cash (used in) operating activities	(7,031,956)	(3,700,810)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(247,335)	(160,586)
Additions to intangible assets	(147,439)	(20,490)
Restricted cash for appealed litigation	—	662,500
Release (restriction) of cash in accordance with the secured convertible note	1,500,000	(1,500,000)

Net cash provided by (used in) investing activities	1,105,226	(1,018,576)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock and warrants, net of issuance costs	11,223,285	—
(Payment) proceeds of notes payable	(2,500,000)	6,000,000
Debt issuance expense for secured convertible notes payable	(93,845)	(565,952)
Proceeds from exercise of stock options and warrants	2,133,889	1,780,327
Principal payments on capital lease obligation	(73,554)	(67,719)

Net cash provided by financing activities	10,689,775	7,146,656

Net increase in cash and cash equivalents	4,763,045	2,427,270
Cash and cash equivalents, beginning of period	3,049,716	454,978

Cash and cash equivalents, end of period	$7,812,761	$2,882,248

Supplemental disclosures of cash flow information:
Cash payments for interest	$176,769	$190,898

Supplemental disclosures of non-cash investing and financing activities:
Restricted common stock grant	$139	$192

Restricted common stock forfeitures	$—	$(6)

Capital expenditures financed by capital lease obligations	$94,367	$—

Issuance of common stock upon exercise of stock options and warrants	$—	$622

Common stock surrendered in cashless exercise of stock options and warrants	$—	$18

Conversion of secured convertible note into common stock	$7,740,834	$2,168,656

Issuance of stock purchase warrants with convertible note payable	$—	$2,393,905

Issuance of common stock for accrued interest	$—	$2,963

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON

FORM 10-Q FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 FILED WITH THE SEC)